Exhibit 99.2
Spirit AeroSystems Secures Airbus A350 XWB Contract;
Announces U.S. Expansion
Wichita, Kan., May 14 /PRNewswire-FirstCall/ — Spirit AeroSystems, Inc. [NYSE: SPR] today announced it has signed a contract with Airbus to design and produce a major composite fuselage structure for the A350 XWB (Xtra Wide-Body) program. Spirit will design and manufacture the Section 15 center fuselage frame section, a composite structure that will be approximately 65 feet long, 20 feet wide and weigh nearly 9,000 pounds.
“Partnering with Airbus on the A350 XWB is a significant step in our company’s history,” said Jeff Turner, Spirit President and CEO. “It highlights our focus on creating long-term value for Spirit shareholders by growing our company with new customers.”
“Spirit is pleased to be selected as a partner on this exciting new airplane program,” said Dan Wheeler, Spirit A350 Program Director. “We’re proud to have won this contract through a global competitive bid process, and will begin work on the design phase of the program immediately.”
To accommodate this and other new work packages, Spirit announced plans to expand its operations with a new facility in Lenoir County, North Carolina, near the city of Kinston.
“To meet the demand for new aircraft, Spirit is establishing a design, fabrication and assembly plant in eastern North Carolina,” said Turner. “Investing in additional facilities at this time assures we will be competitive and will be able to retain our position as a top Tier 1 supplier to Airbus and other aerospace companies around the world.”
Spirit and the State of North Carolina have reached an agreement to begin implementation of a multi-phased project to create a Composites Manufacturing Center for aircraft parts and assemblies in North Carolina. A new facility will be constructed in North Carolina’s Global TransPark to accommodate new work packages, and will house both design and build processes. It will initially employ 500 people, with plans to grow employment to 1,000 when all five phases are fully implemented. The project was facilitated by a package of state and local incentives.
“The State of North Carolina met our requirements for financial incentives, a strong industrial base, and expanded labor force requirements,” added Turner.

Construction of the new facility in North Carolina will begin later this year, with operations expected to commence in 2010. Portions of work on the A350 XWB are also planned to be performed at Spirit Wichita and at the new Spirit Malaysia facility, which is expected to be operational in 2009.
A presentation highlighting various aspects of this announcement will be posted to the Investor Relations section of Spirit’s external website later today.
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About Spirit AeroSystems Inc.
Based in Wichita, Kan., Spirit AeroSystems is the world’s largest independent supplier of commercial airplane assemblies and components. In addition to its Kansas facility, Spirit has operations in Tulsa and McAlester, Okla., Prestwick, Scotland, and Samlesbury, England. In the U.S., Spirit’s core products include fuselages, pylons, nacelles and wing components. Additionally, Spirit provides aftermarket customer support services, including spare parts, maintenance/repair/overhaul, and fleet support services in North America and Europe. Spirit Europe produces wing components for a host of customers, including Airbus.
This press release contains forward-looking statements concerning future business opportunities. Actual results may vary materially from those projected as a result of certain risks and uncertainties, including but not limited to future levels of business in the aerospace and commercial transport industries or in the number of aircraft to be built; the success and timely progression of our customers’ new programs; challenges in the design, development, production and support of advanced technologies; as well as other risks and uncertainties, including but not limited to those detailed in Spirit AeroSystems Holdings, Inc. Securities and Exchange Commission filings.
On the web: www.spiritaero.com
Contact: Debbie Gann, Corporate Communications, 316-519-7340